Brian F. Faulkner
Attorney at Law
3900 Birch Street, Suite 113
Newport Beach, California 92660


April 28, 2000


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  World Shopping Network, Inc. - Form S-8

Dear Sir/Madame:

I have acted as counsel to World Shopping Network, Inc., a Delaware corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of 2,000,000 shares of its common stock ("Shares"), $0.001 par value per Share. The Shares are issuable pursuant to the Company's Retainer Stock Plan for Non-Employee Directors and Consultants ("Plan"). I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely,


/s/  Brian F. Faulkner
Brian F. Faulkner, Esq.